EXHIBIT 99.1

For additional information contact:

Joseph Cormier	Mark Root
Vice President, M&A and IR	Executive Director, Corporate Communications
703-218-8258	703-218-8397; cell: 703-407-9393
joe.cormier@mantech.com	mark.root@mantech.com

ManTech Reports Fourth Quarter and Full-Year 2005 Financial Results

Highlights

•	Record contract awards of over $775 million in the fourth quarter; contract awards of $1.94 billion for the full year 2005, an increase of 51.5% from 2004

•	Backlog of $2.34 billion as of December 31, 2005, an increase of 43.5% from 2004

•	2005 revenues increased 18.5% to $980.3 million; fourth quarter revenues increased 16.1% to $261.0 million

•	Fourth quarter diluted EPS from continuing operations of $0.47; diluted EPS from continuing operations was $1.60 for the full year 2005, an increase of 24.0% from 2004

•	Full year 2006 initial revenue guidance of 17% to 20% growth (13% to 16% organic); first quarter 2006 initial revenue guidance of 24% to 29% growth (15% to 20% organic)

•	Fourth quarter diluted EPS loss from discontinued operations of $0.16 per share, which includes impairments to intangible assets, deferred tax assets and other reserves

FAIRFAX, Virginia,– February 22, 2006 - ManTech International Corporation (Nasdaq: MANT), a leading provider of innovative technologies and solutions focused on mission-critical national security programs for the Intelligence Community, the Departments of State, Homeland Security, Justice, the Space Community, and other federal government customers, today announced results for the fourth quarter and for the full year ended December 31, 2005, that reflect strong growth in revenues and profitability in our core business.

Fourth Quarter 2005 Results

For the fourth quarter of 2005, ManTech reported revenue of $261.0 million, up $36.3 million, or 16.1%, compared to $224.7 million for the same period in 2004. The results reflect an organic growth rate of 10.0% based on pro forma revenue for the fourth quarter 2004, which include the effect of the Gray Hawk acquisition and the METI divestiture. Fourth quarter revenues were primarily impacted by delays in contract material pass-through sales, otherwise referred to as ODC purchases, which are expected to shift into 2006. In addition, the ramp up of previously awarded contracts was also delayed.

ManTech’s operating income in the fourth quarter 2005 was $24.8 million, up $7.9 million, or 47.1%, compared to $16.9 million for the same period in 2004. Operating margin for the quarter was 9.5%. Net income from continuing operations in the fourth quarter was $15.8 million, up $4.0 million, or 33.6%, compared to $11.8 million in the same period in 2004. Diluted EPS from continuing operations was $0.47 for the fourth quarter, which includes $0.03 from the sale of ManTech’s UK joint venture. This compares to $0.36 for the same period last year, an increase of 30.6%. In accordance with generally accepted accounting principles, prior period results have been reclassified to uniformly reflect the results from continuing operations in comparative periods.

Full Year 2005 Results

Revenues for the full year 2005 were $980.3 million, up $153.4 million, or 18.5%, over 2004 revenues of $826.9 million. Revenue growth in 2005 was attributable to new business supporting national security programs for the Department of Defense, Intelligence Community, and Homeland Security related agencies. The results reflect a full year organic growth rate of 14.4% based on year-over-year pro forma revenue.

Operating income for 2005 was $84.4 million, up $15.9 million, or 23.2% as compared to $68.5 million in 2004. Operating margins for the year 2005 were 8.6%, compared to 8.3% in 2004. Net income from continuing operations was $53.2 million for 2005, up 26.9% compared to $41.9 million for 2004. Diluted EPS from continuing operations for 2005 were $1.60, which includes $0.10 from the divestitures of ManTech’s environmental subsidiary and UK joint venture during 2005. This compares to $1.29 in 2004, an increase of 24.0%.

“2005 was a banner year for ManTech. We achieved the goals set forth in our 2001 strategic plan. We have reached the $1 billion revenue run rate threshold,” said George Pedersen, ManTech’s Chairman and Chief Executive Officer. “We won a record amount of contract awards during the year, many of which directly support our nation’s defense efforts and the War on Terror. This award momentum translated into strong growth in our backlog and positions us to continue our growth trajectory into 2006 and beyond.”

Business Highlights

ManTech had record contract awards of $775 million for the fourth quarter 2005 and $1.94 billion for the full year 2005, an increase of 51.5% over 2004. Some of the larger fourth quarter contract awards are described below:

•	$300 million 2-year contract to provide Technical Support Services to the U.S. Army

•	$200 million 10-year contract to provide Worldwide Contingency Services to the U.S. Air Force’s Contract Augmentation Program (AFCAP) III

“The fourth quarter represented another record contract award quarter for ManTech,” said Robert A. Coleman, President and Chief Operating Officer, ManTech International Corporation. “We met many operational goals in 2005, successfully completed the acquisition and integration of Gray Hawk Systems, delivered solid financial results and continued to position ManTech for growth in our core defense, intelligence, homeland security and law enforcement markets. Our markets are strong and our technical solutions are gaining significant customer acceptance.”

Key Performance Metrics

Reported backlog as of December 31, 2005 was $2.34 billion, a 43.5% increase up from $1.63 billion as of December 31, 2004. Funded backlog also increased during the year to $467 million from $444 million at the end of 2004. Revenue from the Department of Defense, the

Intelligence Community and Homeland Security related customers accounted for 94.9% of revenue for the fourth quarter and for the full year 2005. ManTech derived 80.0% of its revenue during the fourth quarter of 2005 from prime contracts and 81.3% for the full year 2005. ManTech’s time and materials contracts accounted for 63.9% of revenue, fixed-price contracts accounted for 11.5% of revenue and cost-plus contracts accounted for 24.6% of revenue for the fourth quarter 2005. Finally, Days Sales Outstanding of accounts receivable, or DSOs, were 83 days as of December 31, 2005, up from 81 days reported in the third quarter, due to year end delays in cash payments from several of our customers.

Discontinued Operations

The Company incurred a net loss during the fourth quarter from discontinued operations of $5.4 million, or $0.16 per share on a fully diluted basis; and for the year a net loss of $9.0 million, or $0.27 per share on a fully diluted basis. The loss in the fourth quarter included $4.1 million of net loss relating to impairments of the carrying value of intangible assets, deferred tax assets and other reserves of its MSM subsidiary. The Company considered such impairments appropriate based upon ongoing discussions with potential buyers.

Company Guidance

The Company’s initial first quarter and full year 2006 guidance is summarized in the table below. ManTech’s guidance does not include any discontinued operations, future acquisitions or divestitures. The cost of stock options represents non-cash expenses that by themselves do not affect operating cash flows.

(Dollars in millions, except earnings per share amounts)

	1st Quarter 2006	Full Year 2006
Revenue	$270 - $280	$1,145 - $1,175
Diluted Earnings Per Share from Continuing Operations, exclusive of effect of FAS 123R expense	$0.38 –$0.41	$1.66 – $1.76
Effect of FAS 123R on diluted EPS	$0.02	$0.11
Diluted Earnings Per Share from Continuing Operations	$0.36 –$0.39	$1.55 – $1.65
Weighted Average Shares Outstanding	33.7 million	34.1 million

The Company’s revenue guidance for the first quarter and full year 2006 reflects the continuation of strong business momentum in its core national security and defense business. The guidance range for the first quarter 2006 implies total revenue growth of 24% to 29% with organic revenue growth of 15% to 20%. The guidance range for the full year 2006 implies total revenue growth of 17% to 20% with organic revenue growth of 13% to 16%. The organic growth rate is derived by including Gray Hawk’s first quarter 2005 and full year 2005 revenue and excluding ManTech’s environmental subsidiary METI’s first quarter 2005 revenue. The guidance reflects an effective tax rate of 39.5% for 2006.

Conference Call:

ManTech executive management will hold a conference call today at 5 p.m. EST, to discuss fourth quarter and full year 2005 results and answer questions. Interested parties may access the call by dialing (800) 811-7286 (domestic) or (913) 981-4902 (international). The conference call will be Webcast (listen only) simultaneously via the Internet at www.mantech.com. Interested parties should dial in or log on approximately ten minutes prior to the start of the call.

A replay of the call will be available beginning at 9 p.m. today and will remain available through midnight, March 8. To access the replay, call (888) 203-1112 (domestic) or (719) 457-0820 (international). The confirmation code for the replay is 1624748. A replay will also be available on ManTech’s Website approximately two hours after the conclusion of the call.

About ManTech International Corporation:

Headquartered in Fairfax, Virginia, ManTech International Corporation is a leading provider of innovative technologies and solutions for mission-critical national security programs for the Intelligence Community and the Departments of Defense, State, Homeland Security, Justice; the Space Community and other U.S. federal government customers. ManTech’s expertise includes systems engineering, systems integration, technology and software development, enterprise security architecture, information assurance, intelligence operations support, network and critical infrastructure protection, information technology, communications integration and engineering support. The company supports the advanced telecommunications systems that are used in Operation Iraqi Freedom and in other parts of the world; provides the physical and cyber security to protect U.S. embassies all over the world; has developed a secure, collaborative communications system for the U.S. Department of Homeland Security; and is helping the Department of Justice’s U.S. Marshals Service deploy a common, office automation system. With over 6,000 highly qualified employees, the company operates in the United States and 41 countries worldwide. In 2005, Red Herring magazine selected ManTech as one of its Small Cap 100 Companies. Additional information on ManTech can be found at www.mantech.com.

Forward-Looking Information:

Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that ManTech believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “intends,” “should,” “expects,” “plans,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: adverse changes in U.S. government spending priorities; uncertainties specifically related to discontinued operations, including our ability to sell or dispose of our MSM operations on terms that are favorable to us, or at all; failure to retain existing U.S. government contracts, win new contracts, or win recompetes; adverse results of U.S. government audits of our government contracts; risk of contract performance or termination; adverse changes in our mix of contract types; failure to obtain option awards, task orders or funding under contracts; failure to successfully integrate recently acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; failure to identify, execute or effectively integrate future acquisitions; risks associated with complex U.S. government procurement laws and regulations; and competition. These and other risk factors are more fully discussed in the section entitled “Risks Related to the Company’s Business” in ManTech’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2005, and, from time to time, in ManTech’s other filings with the Securities and Exchange Commission, including among others, its reports on Form 8-K and Form 10-Q.

The forward-looking statements included in this news release are only made as of the date of this news release and ManTech undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

MANTECH INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in Thousands Except Per Share Amounts)

	Three months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)
REVENUES	$260,990	$224,733	$980,290	$826,928
COST OF SERVICES	213,723	184,495	805,853	677,223

GROSS PROFIT	47,267	40,238	174,437	149,705

COSTS AND EXPENSES:
General and administrative	20,356	21,539	82,866	76,039
Depreciation and amortization	2,070	1,806	7,217	5,199

Total costs and expenses	22,426	23,345	90,083	81,238

INCOME FROM CONTINUING OPERATIONS	24,841	16,893	84,354	68,467

Interest (expense), net	(315)	(578)	(2,271)	(1,927)
Equity in earnings of affiliates	68	152	503	574
Gain on disposal of operations	1,590	—	5,288	—
Other income (expenses), net	(102)	371	(330)	554

INCOME BEFORE PROVISION FOR INCOME TAXES AND MINORITY INTEREST	26,082	16,838	87,544	67,668

Provision for income taxes	(10,232)	(4,989)	(34,317)	(25,743)
Minority interest	(23)	(2)	(32)	(7)

INCOME FROM CONTINUING OPERATIONS -net of taxes	15,827	11,847	53,195	41,918

Loss from discontinued operations—net of taxes	(5,390)	(1,104)	(9,002)	(17,211)

NET INCOME	$10,437	$10,743	$44,193	$24,707

BASIC EARNINGS (LOSS) PER SHARE:
Income from continuing operations - net of taxes	$0.48	$0.37	$1.62	$1.30
Loss from discontinued operations - net of taxes	(0.16)	(0.04)	(0.27)	(0.54)

Basic earnings per share	$0.32	$0.33	$1.35	$0.76

Weighted average common shares outstanding	33,066,935	32,437,937	32,832,317	32,302,285

DILUTED EARNINGS (LOSS) PER SHARE:
Income from continuing operations - net of taxes	$0.47	$0.36	$1.60	$1.29
Loss from discontinued operations - net of taxes	(0.16)	(0.03)	(0.27)	(0.53)

Diluted earnings per share	$0.31	$0.33	$1.33	$0.76

Weighted average common shares outstanding	33,425,774	32,916,281	33,273,654	32,478,946

MANTECH INTERNATIONAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	December 31,
	2005	2004
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,662	$22,946
Receivables—net	239,676	196,086
Prepaid expenses and other	7,393	9,413
Assets held for sale	4,831	25,546

Total current assets	257,562	253,991

Property and equipment—net	11,713	8,505
Goodwill	227,747	153,374
Other intangibles—net	35,602	23,997
Investments	22	6,011
Employee supplemental savings plan assets	11,902	12,208
Other assets	11,437	10,316

TOTAL ASSETS	$555,985	$468,402

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of debt	$42,502	$25,080
Accounts payable and accrued expenses	57,933	52,668
Accrued salaries and related expenses	41,428	35,004
Deferred income taxes—current	663	5,937
Billings in excess of revenue earned	6,611	5,252
Liabilities held for sale	4,978	2,889

Total Current Liabilities	154,115	126,830

Debt—net of current portion	21	104
Accrued retirement	13,054	13,435
Other long-term liabilities	3,282	5,711
Deferred income taxes—non-current	6,920	1,743
Minority interest	—	56

TOTAL LIABILITIES	177,392	147,879

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY:
Common stock, Class A—$0.01 par value; 150,000,000 shares authorized; 18,016,328 and 17,418,950 shares issued and outstanding at December 31, 2005 and 2004, respectively	180	174
Common stock, Class B—$0.01 par value; 50,000,000 shares authorized; 15,065,293 and 15,075,293 shares issued and outstanding at December 31, 2005 and 2004, respectively	151	151
Additional paid-in capital	233,360	219,664
Retained earnings	144,903	100,710
Accumulated other comprehensive income (loss)	(1)	205
Unearned ESOP shares	—	(381)
Deferred compensation	640	640
Shares held in grantor trust	(640)	(640)

TOTAL STOCKHOLDERS’ EQUITY	378,593	320,523

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$555,985	$468,402

MANTECH INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	Year Ended December 31,
	2005	2004
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$44,193	$24,707
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Equity in earnings of affiliates	(503)	(574)
Loss on discontinued operations - net of tax	9,002	17,211
Gain on disposal of operations	(5,288)	—
Deferred income taxes	(1,625)	(13,093)
Depreciation and amortization	8,913	6,830
Change in assets and liabilities—net of effects from acquired and disposed businesses:
(Increase) in receivables	(27,252)	(19,758)
Decrease in prepaid expenses and other	2,418	7,992
Increase in accounts payable and accrued expenses	6,175	10,237
Increase in accrued salaries and related expenses	3,538	5,469
Increase in billings in excess of revenue earned	1,071	1,892
(Decrease) Increase in accrued retirement	(381)	1,521
Dividends from Vosper - Mantech Limited	2,962	357
Other	4,277	(471)

Net cash flow from operating activities of continuing operations	47,500	42,320
Net cash flow from discontinued operations	14,162	(14,954)

Net cash flow from operating activities	61,662	27,366
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(5,789)	(4,530)
Investment in capitalized software for internal use	(1,489)	(1,503)
Proceeds from sales of property and equipment	—	—
Investment in capitalized software products	—	(120)
Purchase of minority interest in MasUK	(86)	—
Acquisition of businesses, net of cash acquired	(106,798)	(10,855)
Proceeds from disposal of operations	8,730	—

Net investing cash flow from continuing operations	(105,432)	(17,008)
Net investing cash flow from discontinued operations	(360)	(432)

Net cash flow from investing activities	(105,792)	(17,440)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	9,507	3,931
Net increase in borrowing under lines of credit	17,402	—
Repayment of notes payable	(63)	(77)

Net cash flow from financing activities	26,846	3,854

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(17,284)	13,780
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	22,946	9,166

CASH AND CASH EQUIVALENTS, END OF PERIOD	$5,662	$22,946